Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228179-01 on Form S-3 of our report dated March 2, 2020, relating to the consolidated financial statements and financial statement schedule of Evergy Metro, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Evergy Metro, Inc. for the year ended December 31, 2019.

Kansas City, Missouri
March 2, 2020